EXHIBIT 10.2

                                SERVICE AGREEMENT

         This Service Agreement ("Agreement") is entered into as of the ____ day of August, 1999 (the "Effective Date"), by and between SII Marketing International, Inc., a Delaware corporation ("SMI"), and Fossil Partners, L.P., a Texas limited partnership ("Fossil").

                               W I T N E S S E T H

         WHEREAS, SMI is engaged in the business of purchasing, distributing and wholesaling various watches, including, but not limited to LORUS Brand watches (pursuant to the SC License Agreement) and DISNEY Brand watches (pursuant to the Disney License Agreement) (the "Business"); and

         WHEREAS, Fossil is a leading designer and distributor of fashion watches and accessories to department and specialty stores throughout the world; and

         WHEREAS, SMI desires to retain Fossil to engage in certain marketing, design, merchandising and sourcing activities on its behalf in connection with the Business.

         NOW, THEREFORE, in consideration of the foregoing recitals, and the following mutual promises, covenants, terms, conditions, and agreements, the parties do hereby agree as follows:

Section 1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings indicated below:

          (a) "Bankrupt Party" has the meaning set forth in Section 9(b) hereof.

          (b)  "Business" has the meaning set forth in the first recital hereof.

          (c)  "Business Records" has the meaning set forth in Section 8 hereof.

          (d) "Confidential Information" has the meaning set forth in Section 7 hereof.

          (e)  "Contract  Period"  shall have the following  meaning:  the first
               "Contract Period" shall be a period beginning on the Effective Date of this Agreement and ending on March 31, 2000; and there-after the term "Contract Period" shall mean a period of 12 conse-cutive fiscal months.

          (f) "Defaulting Party" has the meaning set forth in Section 9(a) hereof.

          (g)  "DISNEY   Brand"   means  each   trademark   licensed  by  Disney
               Enterprises, Inc. to SMI under the Disney License Agreement.



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          (h)  "Disney  License  Agreement"  shall  mean the  Trademark  License
               Agreement, dated as of August __, 1999, by and between Disney Enterprises, Inc. and SMI.

          (i)  "LORUS  Brand"  means  each  "Lorus"  brand   licensed  by  Seiko
               Corporation to SMI under the SC License Agreement.

          (j) "Net Sales" shall mean the amounts invoiced or otherwise charged, "ex-warehouse" (i.e., excluding any freight or delivery charges separately stated), by SMI for Products sold during the applicable period, less (i) quantity discounts, (ii) refunds and credits actually made to, or accrued for the account of, customers, (iii) usual and customary trade discounts, and (iv) federal, state and local taxes. In calculating Net Sales, except as provided herein, no deduction shall be made for discounts, allowances of any kind or for any purpose, or costs incurred by SMI.

          (k) "Net Income" shall mean SMI's net income after taxes prior to the payment of the Annual Payment pursuant to paragraph 4(b)
               determined in accordance with United States generally accepted accounting principles consistently applied.

          (l)  "Payment Date" has the meaning set forth in Section 4(a) hereof.

          (m) "Products" shall mean all products sold by SMI related to the Business.

          (n)  "SC  License   Agreement"   shall  mean  the  Trademark   License
               Agreement, dated as of August 9, 1999, by and between Seiko Corporation and SMI.

          (o)  "Service Fee" has the meaning set forth in Section 4(a) hereof.

          (p)  "Services" has the meaning set forth in Section 3 hereof.

          (q)  "Term" has the meaning set forth in Section 2 hereof.

Section 2. Term. This Agreement shall commence on the Effective Date and, except as earlier terminated pursuant to Section 9 hereof, shall continue in full force and effect for an initial term of three (3) Contract Periods and for one (1) additional Contract Period thereafter (the first three (3) Contract Periods, together with the additional Contract Period, the "Term") unless SMI provides a notice of termination to Fossil at least sixty (60) days prior to the beginning of the fourth Contract Period.

Section 3.        Performance of Services.

         (a) General. Fossil shall perform such marketing, design, merchandising and sourcing services in the manner, at the location, and through the personnel, as may be reasonably requested by SMI from time to time or as may be necessary and proper to effectuate the Business (the "Services"), including, but not limited to, the following:

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          (i)  design and  development  of all  product and  packaging  for such products;
          (ii) approve samples;
          (iii) coordinate production with factories;
          (iv) negotiate pricing with factory and establish specification sheets on each model;
          (v)  establish yearly product development plans and timelines;
          (vi) evaluate retail sell-through and determine future line direction on all brands;
          (vii) brand development and brand license business;
          (viii) ensure  brand   integrity  is   maintained  in  all  collateral
                 materials;
          (ix) coordinate all marketing efforts, (collateral materials, point of
               sale  materials,   catalogs,   advertising,   communication  with
               retailers); and
          (x) design and develop all fixturing, point of purchase materials and tradeshow exhibits;
          (xi) develop and advise on inventory management systems;
          (xii)interface and negotiate with brand licensors, with a view to obtaining brand licenses for SMI, and obtain all approvals necessary from the licensor (including, but not limited to, approvals for designs) in order to comply with the terms of the licenses obtained by SMI from such licensor;
          (xiii) conduct market research;
          (xiv)coordinate applications for the registration and maintenance of SMI's intellectual property rights;
          (xv) develop distributors and distribution channel for SMI products within and outside the United States.

         (b) Establishment of Specific Department. For the purpose of, and in order to, carry out the Services, Fossil shall establish a separate department or division within Fossil, which shall be responsible for performing the Services. Fossil shall assign such number of its employees to exclusively provide the Services as reasonably necessary in order to carry out in full the business plan of SMI established by SMI's board of directors from time to time, including, but not limited to the number of employees in the positions indicated on Attachment 1 during the first Contract Period. Fossil shall provide SMI with an updated list of the number of employees by position responsible for performing the Services at least annually.

Section 4.        Service Fee.

         (a) Quarterly Payment. For the period from the Effective Date until December 31, 1999 during the first Contract Period, SMI shall pay Fossil a flat fee of $1,775,000 in consideration of the Services to be performed hereunder. Such amount shall be paid in equal monthly installments within fifteen (15) days following the end of each fiscal month during such period. From January 1, 2000 until March 31, 2000 during the first Contract Period (the "Partial Period"), and in each Contract Period thereafter, in consideration of the Services to be performed hereunder, SMI shall pay Fossil within sixty (60) days following the Partial Period or each fiscal quarter in such Contract Period, as the case may be, (a "Payment Date," and if such day is not a


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business  day,  then on the next  succeeding  business  day) a service  fee (the
"Service Fee") as follows:

                  (i) Two percent (2%) of Net Sales of the Product sold by SMI during the Partial Period or such fiscal quarter during the Contract Period, as the case may be, for as long as the aggregate Net Sales for the then current Partial Period or Contract Period equals, or is less than, $75 million; and

                  (ii) Three percent (3%) of Net Sales of the Products sold by SMI, from and after the aggregate Net Sales for the Partial Period or the then current Contract Period exceeds $75 million.

         (b) Annual Payment. Within thirty (30) days following receipt of the audit report from SMI's independent accountants following the end of the second Contract Period and each Contract Period thereafter, SMI shall pay Fossil an additional Service Fee equal to ten percent (10%) of the Net Income of SMI during such Contract Period. Beginning with the second Contract Period, if the actual Net Income for such Contract Period is more or less than fifty percent (50%) of SMI's budgeted Net Income for such Contract Period, then the parties hereto shall negotiate in good faith and in a reasonable manner to make such increase or decrease in the percentage of the Net Income Fossil is entitled to receive pursuant to Section 4(b), as may be necessary to equitably compensate Fossil for its Services hereunder. The parties shall take into account the portion of the Service Fee paid pursuant to Sections 4(a)(i) and 4(a)(ii) in making any such adjustments. SMI covenants and agrees, prior to the beginning of each Contract Period beginning with the second Contract Period, to certify to Fossil, SMI's budgeted Net Income figures for the upcoming Contract Period, together with SMI's budgeted Net Income figure for each quarter of such Contract Period.

         (c) Reconciliation. Notwithstanding Section 4(a) above, in the event that the Net Income of SMI during the period from the Effective Date until December 31, 1999 is in the negative, then Fossil shall reimburse such loss to SMI on a dollar for dollar basis, provided that such amount to be reimbursed by Fossil shall in no event exceed the amount of the Service Fee paid pursuant to
Section 4(a) during such period.

         In addition, notwithstanding Section 4(b) above, in the event that the Board of Directors of SMI resolves to liquidate SMI during the Term, and further in the event that the cumulative Net Income of SMI during the Term is in the negative, then Fossil shall reimburse ten percent (10%) of such loss to SMI prior to completion of such liquidation as a reimbursement of the Service Fee paid hereunder, provided that such amount to be reimbursed by Fossil shall in no event exceed the amount of the Service Fee paid pursuant to Section 4(b).

Section 5. Payment of Service Fee. On or before each Payment Date, SMI shall deliver to Fossil a statement signed by a duly authorized officer of SMI and certified by him as accurate indicating (a) the cumulative invoice price of all Products sold during the preceding fiscal quarter, and (b) the amount of discounts, credits and deductions from gross sales which properly


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may be  deducted  therefrom,  and (c) a  computation  of the Service Fee payable thereunder for such fiscal quarter, in such form as reasonably requested by Fossil.

Section 6. Independent Contractor. It is understood that the Services to be performed by Fossil in connection with this Agreement are to be performed as an independent contractor and Fossil shall bear all of its expenses in connection with the performance of the Services. Fossil shall not have any authority to assume or create any obligation, express or implied, on behalf of SMI. Nothing herein shall create or be deemed to create a relationship of principal and agent, joint venture or other relationship other than that of an independent contractor service provider. Accordingly, the Service Fee shall not be reduced by income tax withholding, social security withholding, unemployment withholding, insurance withholding, or worker's compensation withholding. In addition, Fossil shall indemnify and hold SMI harmless from and against any damages or losses incurred by SMI as a result of any obligation assumed or created by Fossil on behalf of SMI without the prior written consent of SMI.

Section 7. Nondisclosure of Business Information. Each of Fossil and SMI (a) acknowledges that all information relating to the Business and operations of the other party ("Confidential Information") which it acquires, learns or has learned during or prior to the Term is the valuable property of such party, (b) acknowledges the need to preserve the confidentiality and secrecy of Confidential Information, and (c) agrees that, it shall not use or disclose
Confidential Information, except to the extent expressly provided herein or except as may be required pursuant to applicable law, regulation or legal process, in which case it shall promptly notify the other party of such request or requirement and furnish only that portion of such Confidential Information which is legally required to be furnished. The provisions of this Section and the parties' respective obligations hereunder shall survive the expiration or termination of the Term. The term "Confidential Information" does not include information which (i) is already in a party's possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligations of secrecy, or (ii) becomes generally available to the public other than as a result of a disclosure in violation of this Agreement by a party or its officers, directors and employees, or (iii) becomes available to a party on a non-confidential basis from a third party, provided that such third party is not known to be bound by a confidentiality agreement or other obligation of secrecy.

Section 8. Business Records. All business records, papers, files, other documents and copies, and all other information related or pertaining to the Business ("Business Records") shall be and shall remain the property of SMI. During the Term and during normal business hours of SMI, SMI shall afford Fossil the opportunity to review and copy the Business Records necessary for the performance of the Services, provided that Fossil shall turn over all such copies to SMI upon termination of this Agreement.

Section 9.        Termination. In the event:

         (a) a party (the "Defaulting Party") breaches a material term of this Agreement, which breach is not remedied within 30 days after written notice of cure by the other party;


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         (b) a party (the  "Bankrupt  Party") is subject to issuance of an order for dissolution or liquidation, is appointed a receiver in respect of all or any part of its assets, or becomes unable to pay its debts as they come due;

then, the party not the Defaulting Party (with respect to Section 9(a)) or the Bankrupt Party (with respect to Section 9(b)) may at its option terminate this Agreement on written notice to the Defaulting Party or the Bankrupt Party, as applicable.

Section 10. Construction. This Agreement shall be construed and interpre-ted in accordance with the laws of the State of Texas.

Section 11. Amendments. This Agreement may be amended or modified only by a written instrument executed by the parties to this Agreement.

Section 12. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties, and their respective representatives, successors and permitted assigns.

Section 13. Assignment. This Agreement may not be assigned without the prior express written consent of the other party hereto.

Section 14. Entirety of Agreement. This Agreement constitutes the entire agreement between the parties respecting the subject matter contained herein. There are no oral or other agreements or understandings between the parties that are not contained in this Agreement.

Section 15. Arbitration of Disputes. In the event that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, such dispute or controversy shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association by three
(3) arbitrators appointed as set forth below. The arbitration venue shall be Dallas, Texas. Arbitration shall be conducted by a panel of three (3) members, one member selected by Fossil, one member selected by SMI and the third member selected by agreement between the other two members. Such arbitration shall be conducted in the English language. The parties' obligations under this Section shall survive termination or expiration of this Agreement. The provisions herein shall not be construed as prohibiting any party to this Agreement from applying to any court of competent jurisdiction for such injunctive or other provisional relief as may be necessary to protect that party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute or controversy. As part of the arbitration award, the prevailing party shall be entitled to recover its reasonable costs and expenses (including attorney's fees) incurred in connection with the arbitration.

Section 16. Intellectual Property; Confidential Information. The proprietary designs, trademarks, tradenames, processes and systems created by those providing the Services shall be owned exclusively by, and shall become the property of, SMI. All information and material prepared or disclosed by Fossil to SMI as part of the Services, including, but not limited to, any marketing planned by Fossil, shall become the Confidential Information of SMI, subject to the terms of Section 7 hereof.

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         IN WITNESS WHEREOF, the parties have each executed this Agreement as of the Effective Date.


SII MARKETING INTERNATIONAL, INC.


By:      __________________________________
Name:    Kunio Kamata
Title:   Director

FOSSIL PARTNERS, L.P.
By:  Fossil, Inc., General Partner


By:      __________________________________
Name:    Tom Kartsotis
Title:   CEO